Exhibit 99.1

                 APPLETON REPORTS THIRD QUARTER 2005 RESULTS

     APPLETON, Wis., Nov. 8 /PRNewswire/ -- Appleton today reported its net sales for the third quarter ended October 2, 2005, were $262.5 million, a 7 percent increase compared to the same quarter of 2004.

     (Logo: http://www.newscom.com/cgi-bin/prnh/20030106/CGM007LOGO )

     The Company reported net income of $2.9 million for the third quarter of 2005 compared to net income of $6.4 million for the same quarter of 2004. During third quarter 2005, Appleton restructured its U.S. business and eliminated 20 salaried jobs. Also during the third quarter, Appleton's U.K. subsidiary, BemroseBooth, a provider of secure and specialized print services, announced that it will exit the traditional printing and binding portions of its information products business and eliminate approximately 70 jobs by the end of 2005. As a result of the two restructurings, Appleton recorded a $3.7 million charge.

     Coated Solutions
     In the third quarter 2005, sales revenue for carbonless products, which accounts for the majority of the Company's coated solutions segment, decreased 1 percent compared to the same quarter in 2004. Carbonless shipments decreased 2 percent for the third quarter of 2005 compared to the same quarter for 2004. The impact resulting from decreased shipments was partially offset by stronger pricing during third quarter 2005 compared to third quarter 2004.

     Thermal and Advanced Technical Products
     Revenue from thermal and advanced technical products decreased 1 percent during the third quarter 2005 compared to the same quarter of 2004. Total shipments for the quarter were 3 percent lower compared to the third quarter of 2004. Sales of the Company's thermal products used for point-of-sale transactions were negatively affected by economic disruptions resulting from the Gulf Coast hurricanes as well as competitive pricing pressures.

     Security Products
     Revenue from Appleton's security products rose 32 percent during the third quarter of 2005 compared to the same quarter of 2004 due to sales increases for both U.S.-based security products and for BemroseBooth.

     Performance Packaging
     Revenue from Appleton's performance packaging companies grew 107 percent in the third quarter of 2005 compared to the third quarter of 2004 due primarily to the January 2005 acquisition of New England Extrusion. Net sales for the third quarter of 2005, excluding the New England Extrusion acquisition, were nearly four percent higher than the same quarter in 2004.

     Balance Sheet
     During the nine months ended October 2, 2005, Appleton's cash decreased by $43.8 million to $26.1 million largely due to the acquisition of New England Extrusion. Also during the first nine months of 2005, Appleton made mandatory debt repayments of $1.9 million, plus interest, and voluntary debt repayments of $15.0 million, plus interest, on its senior credit facility. Also during the third quarter 2005, Appleton purchased $8.0 million of its $185 million outstanding 8.125% senior notes due June 15, 2011.

     During the nine months ended October 2, 2005, Appleton's current assets, excluding cash, increased $19.9 million. The most significant was the $25.8 million increase in inventories. The scheduled inventory build of calendars and diaries at BemroseBooth in preparation for fourth quarter sales activity accounted for $11.0 million of the increase. Appleton's January 2005 acquisition of New England Extrusion resulted in a $4.7 million increase in inventories. Appleton's increase in inventories was partially offset by a $6.0 reduction in receivables. Appleton's current liabilities increased $23.9 million primarily as a result of Appleton's active management of its working capital to maximize debt repayments.

     Earnings release conference call
     Appleton will host a conference call to discuss its third quarter 2005 results Wednesday, November 9 at 11:00 a.m. ET. The call will be broadcast through its Web site, http://www.appletonideas.com/investors . A replay will be available through the end of November.

     About Appleton
     Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology, and specialized and secure print services. The Company produces carbonless, thermal, security and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,300 people, and is 100 percent employee owned. For more information visit http://www.appletonideas.com .

     Notice regarding forward-looking statements
     This news release contains forward-looking statements. The words "will," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," or similar expressions are intended to identify forward-looking statements. All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton's control, that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under the heading "Risk Factors" in Appleton's 2004 Annual Report on Form 10-K. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton Papers Inc. is a wholly owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton's senior credit facility and senior and senior subordinated notes.

                              Appleton Papers Inc.
                      Consolidated Statements of Operations
                             (dollars in thousands)

                                                                For the                 For the
                                                          Three Months Ended      Three Months Ended
                                                            October 2, 2005         October 3, 2004
                                                         --------------------    --------------------
                                                              (unaudited)             (unaudited)
Net sales                                                $            262,496    $            244,476

Cost of sales                                                         193,657                 178,629

Gross profit                                                           68,839                  65,847

Selling, general and administrative                                    50,410                  48,047
Restructuring and other charges                                         3,678                     189

Operating income                                                       14,751                  17,611

Interest expense                                                       12,703                  11,310
Interest income                                                          (254)                   (217)
Other (income) expense                                                    (78)                    426

Income before income taxes                                              2,380                   6,092
Benefit for income taxes                                                 (556)                   (269)

Net income                                               $              2,936    $              6,361

Other Financial Data:

Operating income                                         $             14,751    $             17,611
Depreciation and amortization                                          19,508                  19,015

                              Appleton Papers Inc.
                      Consolidated Statements of Operations
                             (dollars in thousands)

                                                                For the                 For the
                                                           Nine Months Ended       Nine Months Ended
                                                            October 2, 2005         October 3, 2004
                                                         --------------------    --------------------
                                                              (unaudited)             (unaudited)
Net sales                                                $            777,506    $            728,648

Cost of sales                                                         581,177                 537,054

Gross profit                                                          196,329                 191,594

Selling, general and administrative                                   155,021                 147,674
Restructuring and other charges                                         8,030                   1,018

Operating income                                                       33,278                  42,902

Interest expense                                                       37,261                  37,848
Debt extinguishment expenses                                                -                  30,779
Interest income                                                          (671)                 (1,664)
Other expense                                                             527                   1,368

Loss before income taxes                                               (3,839)                (25,429)
Benefit for income taxes                                               (1,497)                 (1,428)

Net loss                                                 $             (2,342)   $            (24,001)

Other Financial Data:

Operating income                                         $             33,278    $             42,902
Depreciation and amortization                                          60,176                  58,739

                              Appleton Papers Inc.
                           Consolidated Balance Sheets
                             (dollars in thousands)

                                                              October 2,              January 1,
                                                                 2005                    2005
                                                         --------------------    --------------------
                                                              (unaudited)
                          ASSETS

Current assets
  Cash and cash equivalents                              $             26,134    $             69,938
  Accounts receivable, less allowance for
   doubtful accounts of $2,447 and
   $3,437, respectively                                               123,732                 129,754
  Inventories                                                         154,702                 128,914
  Other current assets                                                 14,874                  14,715
    Total current assets                                              319,442                 343,321
Property, plant and equipment, net                                    471,709                 488,667
Goodwill                                                               77,058                  52,817
Intangible assets, net                                                109,838                  99,247
Environmental indemnification receivable                               68,229                  71,664
Other assets                                                           16,895                  18,723
    Total assets                                         $          1,063,171    $          1,074,439

LIABILITIES, REDEEMABLE COMMON STOCK,
 ACCUMULATED DEFICIT AND
 ACCUMULATED OTHER COMPREHENSIVE LOSS
Current liabilities

  Current portion of long-term debt                      $              2,441    $              2,500
  Accounts payable                                                     86,289                  62,498
  Restructuring reserve                                                 7,308                   5,478
  Other accrued liabilities                                            79,921                  81,577
    Total current liabilities                                         175,959                 152,053
Senior secured notes payable                                          229,455                 246,250
Variable rate industrial development bonds                              8,650                   8,650
Postretirement benefits other than pension                             59,357                  61,128
Accrued pension                                                        50,309                  47,377
Environmental liability                                                92,915                  95,294
Other long-term liabilities                                             8,043                  13,185
Senior notes and senior subordinated notes
 payable                                                              334,000                 342,000
Commitments and contingencies (Note 12)                                     -                       -
Redeemable common stock, $0.01 par value,
 shares authorized: 30,000,000, shares issued
 and outstanding: 11,805,885 and 11,647,005,
 respectively                                                         175,331                 159,329

Accumulated deficit                                                   (51,290)                (37,202)
Accumulated other comprehensive loss                                  (19,558)                (13,625)
  Total liabilities, redeemable common stock,
   accumulated deficit and accumulated other
   comprehensive loss                                    $          1,063,171    $          1,074,439

SOURCE  Appleton

    -0-                             11/08/2005
    /CONTACT: Bill Van Den Brandt, Manager, Corporate Communications of Appleton, +1-920-991-8613, bvandenbrandt@appletonideas.com /
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              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site: http://www.appletonideas.com/investors
               http://www.appletonideas.com /